FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940

   1.   Name and Address of Reporting Person

        August                        Glenn                         R.
        (Last)                      (First)                    (Middle)

        c/o Oak Hill Partners, Inc. 65 East 55th Street
                                (Street)

        New York                     NY                        10022-3219
         (City)                      (State)                      (Zip)


   2.   Date of Event Requiring Statement (Month/Day/Year)

         9/30/97

   3.   IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)


   4.   Issuer Name and Ticker or Trading Symbol

        Ivex Packaging Corporation/IXX

   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE) (X ) DIRECTOR
    (  ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)


   6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


   7.   INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
     X   FORM FILED BY ONE REPORTING PERSON
         FORM FILED BY MORE THAN ONE REPORTING PERSON



   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
   ____________________________________________________________________________
   |1. TITLE OF      |2. AMOUNT OF   |3. OWNERSHIP     |4. NATURE OF INDIRECT  |
   |   SECURITY      |   SECURITIES  |   FORM DIRECT   |   BENEFICIAL OWNERSHIP|
   |   (INSTR. 4)    |   BENEFICIALLY|   DIRECT (D)    |   (INSTR. 5)          |
   |                 |   OWNED       |   OR INDIRECT   |                       |
   |                 |   (INSTR. 4)  |   (I) (INSTR. 5)|                       |
   |_________________|_______________|_________________|_______________________|

   [TYPE ENTRIES HERE]

         NONE


   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

   1.   Title of Derivative Security (Instr. 4)


   2.   Date Exercisable and Expiration Date (Month/Day/Year)
        _________________________            ______________________
        Date Exercisable                        Expiration Date

   3.   Title and Amount of Securities Underlying Derivative Security
        (Instr. 4)
         _____________________________      __________________________
              Title                         Amount of Number of Shares

   4.   Conversion or Exercise Price of Derivative Security


   5.   Ownership Form of Derivative Security: Direct(D) or Indirect(I)
        (Instr. 5)


   6.   Nature of Indirect Beneficial Ownership (Instr. 5)



   EXPLANATION OF RESPONSES:

        /s/ Glenn R. August                               9/30/97
   ** SIGNATURE OF REPORTING PERSON                        DATE



   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
      CRIMINAL  VIOLATIONS.
      SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.